Exhibit 10.2

AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$30,000,000.00 Palo Alto, CA
 November 2, 2016

FOR VALUE RECEIVED, the undersigned SURMODICS, INC.  (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 400 Hamilton Avenue, Suite 210, Palo Alto, CA 94301, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Million Dollars ($30,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined, or, if not defined herein, shall have the meaning set forth in the Credit Agreement:

(a)            “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)            “Base Rate” means, for any day, the rate of interest equal to the one-month LIBOR rate in effect on such day and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation taking effect after the Restatement Date.

(c)            “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(d)            “Core Currency” means Dollars, Euros, and Sterling.

(e)            “Credit Agreement” means that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of the date hereof, as amended, restated, modified or supplemented from time to time.

(f)            “Dollar” and “$” mean lawful money of the United States.

(g)            “Euro” and “€” mean the single currency of the Participating Member States.

(h)            “Fixed Rate Term” means a period commencing on a Business Day and continuing for a period of one, three or six months, as designated by Borrower in the Notice of Borrowing, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR on the first day of such Fixed Rate Term; provided however, that no Fixed Rate Term may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof unless at the scheduled maturity date hereof, the Borrower pays to Bank the fee specified below under clause (b) below under “Prepayment”.  If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(i)            “LIBOR” means the rate per annum and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(j)            “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

(k)            “Non-Core Currency” means each of Swiss Francs, Norwegian Krone, Swedish Krona, and Japanese Yen.

(l)            “Other Currency” means any currency, other than a Core Currency or a Non-Core Currency, as shall be satisfactory to Bank in its sole discretion.

(m)            “Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

(n)            “Sterling” and “£” mean the lawful currency of the United Kingdom.

INTEREST:

(a)            Interest.  The outstanding principal balance of this Note shall bear interest (computed on the basis of a three hundred sixty (360) day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Base Rate in effect from time to time, plus the Applicable Margin or (ii) at a fixed rate per annum equal to LIBOR in effect on the first day of the Fixed Rate Term, plus the Applicable Margin.  The Applicable Margin shall be determined at the start of each fiscal quarter, for the duration of such fiscal quarter, in accordance with the table immediately below for the corresponding Total Leverage Ratio (but excluding, for purposes of determining the Applicable Margin only, all accrued contingent consideration liabilities with respect to acquisitions constituting Permitted Acquisitions or acquisitions that were permitted under the Existing Credit Agreement included in such definition) as most recently reported in accordance with Section 4.3(c) of the Credit Agreement.  For the avoidance of doubt, from the Restatement Date until receipt of the first Compliance Certificate pursuant to Section 4.3(c) of the Credit Agreement, the Applicable Margin shall be one percent (1.00%).  When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date of each Base Rate change.

Total Leverage Ratio	Applicable Margin
Greater than 1.50 to 1.00	1.75%
Less than or equal to 1.50 to 1.00 but greater than 1.00 to 1.00	1.50%
Less than or equal to 1.00 to 1.00 but greater than 0.50 to 1.00	1.25%
Less than or equal to 0.50 to 1.00	1.00%

With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)            Selection of Interest Rate Options and Borrowing Requests.  If at any time any portion of this Note bears interest determined in relation to LIBOR for a Fixed Rate Term, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower in the Notice of Borrowing.  If at any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower.  At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank an irrevocable Notice of Borrowing specifying:  (i) the interest rate option selected by Borrower; (ii) the principal amount of the borrowing, which shall be in a minimum amount of (A) $500,000 or a higher multiple of $100,000 for any LIBOR selection with a Fixed Rate Term or (B) $100,000 for any Base Rate advance; (iii) the requested borrowing date, which shall be a Business Day, (iv) for each LIBOR selection requested at a Fixed Rate Term, the length of the applicable Fixed Rate Term; and (v) the currency of the requested borrowing (provided that if Borrower fails to specify a currency, the requested borrowing shall be made in Dollars).  Any such Notice of Borrowing must be made in writing (such writing may be delivered by electronic transmission or such other electronic method as Bank may permit) and must be delivered to Bank not later than (x) 6:00 p.m. Minneapolis time one Business Day prior to the requested date of any borrowing denominated in a Core Currency or (y) 6:00 p.m. Minneapolis time four Business Days prior to the requested date of any borrowing denominated in a Non-Core Currency, or (z) 6:00 p.m. Minneapolis time twenty Business Days prior to the requested date of any borrowing denominated in a currency other than a Core Currency or a Non-Core Currency.  Any such Notice of Borrowing shall be irrevocable when delivered.

 (c)           Taxes and Regulatory Costs.  Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower absent manifest error.

(d)            Payment of Interest.  (i) Interest accrued on this Note determined in relation to LIBOR for a Fixed Rate Term shall be payable on the last day of such Fixed Rate Term and (ii) interest accrued on this Note determined in relation to the Base Rate shall be payable on the last day of each month.

(e)            Default Interest.  From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a three hundred sixty (360) day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)            Borrowing and Repayment.  Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above.  The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder.  The outstanding principal balance of this Note shall be due and payable in full on November 2, 2019 or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise.

(b)            Advances.  Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Chief Financial Officer and Controller any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account.  The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c)            Application of Payments.  Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.  All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR for a Fixed Rate Term, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a)            Base Rate.  Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b)            LIBOR.  Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR for a Fixed Rate Term at any time and in the minimum amount of Five Hundred Thousand Dollars ($500,000); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof.  In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such Fixed Rate Term:

(i)            Determine the amount of interest which would have accrued from the date of prepayment on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)            Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same period on the amount prepaid at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)            If the result obtained in (ii) for any Fixed Rate Term is greater than zero, discount that amount by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities.  Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.  If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum three percent (3.00%) above the rate of interest from time to time applicable to loans that bear interest by reference to the Base Rate (computed on the basis of a three hundred sixty (360) day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement.  Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)            Remedies.  Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate.  Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)            Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)            Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

EFFECT OF PRIOR NOTE:

This Note amends and restates the Revolving Line of Credit Note given by Borrower in favor of Bank dated November 4, 2013 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Prior Note”).  It is expressly intended, understood, and agreed that this Note is given in substitution of, but not payment for, the Prior Note, and all indebtedness and collateral pledged therefor shall continue to be considered outstanding or remain existing hereunder from and after the date hereof and shall not be considered paid (nor shall the undersigned’s obligation to pay the same be considered discharged or satisfied) as a result of the issuance of this Note.  This is an amendment and restatement and not a novation.  Nothing herein is intended to modify or in any way affect the priority of liens or the security interests which secure this Note in favor of Bank.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

SURMODICS, INC.
By:  /s/ Andrew D.C. LaFrence
Name:  Andrew D.C. LaFrence
 Title:  Vice President of Finance and Information
Systems and Chief Financial Officer

[Signature Page to Amended and Restated Revolving Line of Credit Note]